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                                                                  EXHIBIT (a)(x)

                             SUNAMERICA SERIES TRUST

                     ESTABLISHMENT AND DESIGNATION OF SHARES
                             OF BENEFICIAL INTEREST

         The undersigned, being Vice President and Assistant Secretary of SunAmerica Series Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts Business Trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Declaration of Trust, dated September 11, 1992 (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust at a meeting held on October 15, 1998, the following is hereby authorized:

         (1) That one series of the Trust's unissued shares of beneficial interest, without par value, is hereby established to have all the rights and preferences described in the Declaration of Trust, to be designated as follows:

                          MFS Mid-Cap Growth Portfolio

         (2) That the Balanced/Phoenix Investment Counsel Portfolio shall be renamed "MFS Total Return Portfolio."

         (3) That the Growth/Phoenix Investment Counsel Portfolio shall be renamed "MFS Growth and Income Portfolio."

         The actions contained herein shall be effective as of January 1, 1999.

                                   By: /s/ ROBERT M. ZAKEM
                                       -------------------
                                       Robert M. Zakem
                                       Vice President and Assistant Secretary
                                       SunAmerica Series Trust